EXHIBIT 10.5


                    AGREEMENT FOR PURCHASE AND SALE OF STOCK


     This agreement is made as of January 19, 2006 at Fremont, California, among Pegasus Wireless Corp., a Nevada corporation ("Buyer"); the persons listed on Exhibit A to this agreement ("Sellers"); and SKI Technologies, Inc., a corporation organized under the laws of Taiwan, Republic of China ("Corporation"). Sellers and Corporation are collectively referred to in this agreement as "Selling Parties."

                                       I.
                                    RECITALS

     Buyer desires to purchase from Sellers, and Sellers desire to sell and transfer to Buyer, on the terms and subject to the conditions of this agreement, the number of shares of common stock of Corporation set forth in Exhibit A to this agreement (the "Stock") in exchange for the purchase price described in Paragraph 2.1. Corporation desires that this transaction be consummated. In consideration of the mutual covenants, representations and warranties contained in this agreement, the parties agree as set forth herein.

                                       II.
                           PURCHASE AND SALE OF STOCK

     2.1 Purchase and Sale of Stock. Subject to the terms and conditions set forth in this agreement, on the Closing Date, Sellers will sell the Stock to Buyer, and Buyer will buy the Stock from Sellers. The purchase price is
(US)$1,300,000 ((US)$0.7843 per share).

     2.2 Consideration from Buyer at Closing. As payment for the transfer of Stock by Sellers to Buyer, Buyer shall pay Sellers (US)$650,000 ("Cash Consideration") by company check or wire transfer and deliver to Sellers a number of shares of Buyer's fully paid, nonaccessable (US) $0.0001 par value common stock determined in accordance Section 2.3 below ("Share Consideration"). The Cash Consideration and the Share Consideration shall be allocated among the Sellers in the ratio that the number of shares of Stock being sold by each Seller bears to the total number of shares of Stock.

     2.3 Share Consideration. The number of shares of Buyer's stock that shall constitute the Share Consideration shall be determined by dividing (US) $650,000 by the lesser of the average daily price of Buyer's stock during 60 days prior to August 15, 2005 and the average daily price of Buyer's stock during the 60 days prior to the Closing Date (defined below). The daily price shall be the mean of the bid and asked prices for a share of Buyer's stock as reported in the NASDAQ automated quotation system for each trading day during the 60-day period.





                                      III.
                     SELLERS' REPRESENTATIONS AND WARRANTIES

     Except as otherwise provided in Exhibit B, Sellers jointly and severally represent and warrant that:

     3.1 Organization, Standing and Qualification of Corporation. Corporation is a corporation which is duly organized, validly existing and in good standing under the laws of Taiwan, Republic of China and has all necessary corporate powers to operate its business as now owned and operated by it. Corporation is qualified to do business in each jurisdiction in which, by virtue of the ownership of its properties or the nature of its business, it is require by applicable law to be qualified.

     3.2 Stock of Corporation. The authorized capital stock of Corporation consists of 3,250,000 shares of common stock, all of which are currently issued and outstanding. The Stock is validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Corporation to issue or transfer from treasury any additional shares of its capital stock.

     3.3 Title to Stock. Sellers are the owners, beneficially and of record, of the Stock, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. Sellers have full power to transfer the Stock to Buyer without obtaining the consent or approval of any other person or governmental authority.

     3.4 Subsidiaries. Corporation does not own, directly or indirectly, any interest or investment in any corporation, partnership, business trust or other entity.

     3.5 Absence of Undisclosed Liabilities. Corporation does not have any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the most recent balance sheet included in the financial statements described in Section
3.17 below, other than liabilities incurred in the ordinary course of business after the date of such balance sheet.

     3.6 Lease. Corporation occupies the premises located at No. 19-4 Ting-Tien Liao Hsien-Jenli, Tamsu, Taipei, Taiwan, Republic of China pursuant to a lease between Lightek Communication Co., Ltd.as lessor and Corporation as tenant. The lease is valid and enforceable, subject limitations contained in bankruptcy laws, insolvency laws and other similar laws affecting the rights of creditors generally and to the rules governing the availability of the remedy of specific enforcement of contracts. Corporation is current in the payment of rent and other amounts payable under the lease.


     3.7 Inventory. The inventory of Corporation's business consists of items of a quality and quantity usable and salable in the ordinary course of business by Corporation. All of the items included in the inventory are the property of Corporation, except for sales made in the ordinary course of business after the date of this agreement. No items included in the inventory are pledged as collateral or are held by Corporation on consignment from others.

     3.8 Other Tangible Personal Property. Exhibit C attached to this agreement is a complete and accurate schedule describing and specifying the location of all motor vehicles, machinery, equipment, fixtures, furniture, tools and all other tangible personal property owned by, in the possession of, or used by Corporation in connection with its business, other than inventory. The property in Exhibit C constitutes all such tangible personal property necessary for the conduct by Corporation of its business as now conducted. No tangible personal property used by Corporation in connection with its business is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement, or is located other than in the possession of Corporation. All tangible personal property of Corporation is in good operating condition and repair, ordinary wear and tear excepted.

     3.9 Trademarks. The trademarks and service marks SKI and SKI TECHNOLOGIES, and Chinese translations of such marks, are owned by Corporation. Sellers have no knowledge of any infringement or alleged infringement by others of such marks. Corporation has not infringed, and is not now infringing, on any trademark or service mark belonging to any other person, firm or corporation.

     3.10 Title to Assets. Corporation has good and marketable title to all of its assets and interests in assets, whether personal, tangible or intangible, which consist of all of the assets and interests in assets that are used in the business of Corporation

     3.11 Customers. Sellers have no information indicating that any of Corporation's customers intend to cease doing business, or materially alter the amount of business they are presently doing, with Corporation.

     3.12 Compliance with Laws. Corporation is not in material violation of any applicable law or regulation.

     3.13 Litigation. There is not pending or, to the best of Sellers' knowledge, threatened any suit, action, arbitration or legal, administrative or other proceeding or governmental investigation against or affecting Corporation or its business, assets or financial condition. Corporation is not in default with respect to any order, writ, injunction or decree of any court, department, agency or instrumentality. Corporation is not presently engaged in any legal action to recover monies due it or damages sustained by it.

     3.14 Agreement Will Not Cause Breach. The consummation of the transaction contemplated by this agreement will not result in or constitute any of the following: (1) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the articles of incorporation or bylaws (or equivalent documents) of Corporation or any lease or other agreement, instrument or arrangement to which either Corporation or any Seller is a party or by which any of them or the property of any of them is bound; (2) an event that would permit any party to terminate any agreement to which Corporation is a party; or (3) the creation or imposition of any lien, charge or encumbrance on any of Corporation's properties.

     3.15 Authority. Corporation and Sellers have the right, power, legal capacity and authority to enter into and to perform their respective obligations under this agreement. The execution and delivery of this agreement by Corporation and Sellers (if applicable) have been duly authorized by all necessary corporate action.

     3.16 Corporation's Financial Statements. Corporation's audited income statements and balance sheets for the 12 month periods ending, and as of, December 31, 2003 and December 31, 2004, and for the nine month period ending, and as of, September 2004 and September 30, 2005, attached hereto as Exhibit D, have been prepared in accordance with generally accepted accounting principles applicable to companies in Taiwan, Republic of China, consistently followed by Corporations throughout the periods indicated, and fairly present the financial position of Corporation as of the respective dates of the balance sheets and the results of its operations for the respective periods indicated.

     3.17 Absence of Specified Changes. Since September 30, 2005, there has not been any:

     (1) Transaction by Corporation except in the ordinary course of business as conducted on that date;

     (2)  Capital expenditures by Corporation exceeding $2,000;

     (3) Material adverse change in the financial condition, liabilities, assets, business or prospects of Corporation;

     (4) Destruction or loss of or damage to any asset of Corporation (whether or not covered by insurance) that materially and adversely affects the financial condition, business, or prospects of Corporation;

     (5)  Change in accounting methods or practices of Corporation;

     (6) Declaration, setting aside, or payment of a dividend or other distribution in respect of the capital stock of Corporation;

     (7) Sale or transfer of any asset of Corporation, except in the ordinary course of business;

     (8) Amendment or termination of any contract, agreement, or license to which Corporation is a party, except in the ordinary course of business;

     (9)  Loan  by   Corporation  to  any  person  or  entity  or  guarantee  by
          Corporation of any loan;

     (10) Mortgage, pledge, or other encumbrance of any asset of Corporation;

     (11) Waiver or release of any right or claim of Corporation, except in the ordinary course of business;

     (12) Commencement, or notice or threat of commencement, of any civil litigation or any governmental proceeding against or investigation of Corporation or its affairs;

     (13) Issuance or sale by Corporation of any shares of its capital stock of any class, or of any other of its securities;

     (14) Agreement by Corporation to do any of the things described in the preceding clauses of this Section 3.18; or

     (15) Other event or condition of any character that has or might reasonably have a material and adverse effect on the financial condition, business, assets, liabilities, or prospects of Corporation.

     3.18 Environmental Matters. Corporation has not received written notice of an investigation or inquiry by any governmental entity under an applicable law or regulation pertaining to health, safety, the environment, hazardous substances or solid wastes with respect to the premises occupied by Corporation, and such premises are not contaminated with hazardous substances, solid wastes or other contaminating materials.

     3.19 Investment Experience. Sellers have substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Buyer, are capable of evaluating the merits and risks of an investment in the Share Consideration and have the capacity to protect their own interests.

     3.20 Investment Intent. Sellers are acquiring the Share Consideration for their own account, not as nominee or agent, and not with a view to or for sale in connection with a distribution of such securities in the United States or to a "US person" as that term is defined by the United States Securities and Exchange Commission. Sellers understand that the securities constituting the Share Consideration have not been, and will not be, registered under the United States Securities Act of 1933 and that, therefore, the Share Consideration must be held indefinitely unless subsequently registered or unless an exemption from registration is available.

     3.21 Access to Information about Buyer. Sellers have had an opportunity to discuss Buyer's business and financial affairs with Buyer's management and to inspect Buyer's facilities. Sellers have also had an opportunity to ask questions of officers of Buyer, which questions were answered to Seller's satisfaction. Sellers understand that such discussions, as well as any written information issued by Buyer, were intended to describe certain aspects of Buyer's business and prospects but were not intended to be an exhaustive description.

     3.22 Binding Obligation. This agreement is the obligation of Sellers and Corporation, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or laws limiting the availability of equitable remedies.

     3.23 Real Property. Chen, Ming Jun is the owner of the real property located at Dan-Shuei Town, Hsin-Hwa-Dien, Dien-Tze-Ho, No. 114, Taiwan, Republic of China ("Real Property'), free and clear of liens and encumbrances.

                                       IV.
                     BUYER'S REPRESENTATIONS AND WARRANTIES

     Buyer represents and warrants as follows:

     4.1 Organization, Standing and Qualification of Buyer. Buyer is a corporation that is duly organized, validly existing and good standing under the laws of the State of Colorado and has all necessary corporate powers to operate its business is now owned and operated by it. Buyer is qualified to do business in each jurisdiction in which, by virtue of the ownership of its properties or the nature of its business, it is required by applicable law to be qualified.

     4.2 Stock of Buyer. The authorized capital stock of Buyer consists of 100,000,000 shares of (US) $0.0001 par value common stock, 70,153,156 shares of which are currently issued and outstanding. Buyer has outstanding 1,181,584 options to purchase Buyer's common stock. There are no other outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Buyer to issue or transfer from treasury shares of its capital stock.

     4.3 Investment Intent. Buyer is acquiring the Stock for Buyer's own account, not as nominee or agent, and not with a view to or for sale in connection with a distribution of the Stock in the United States or to a "US person" as that term is defined by the United States Securities and Exchange Commission. Buyer understands that the Stock has not been, and will not be, registered under the United States Securities Act of 1933 and, therefore, must be held indefinitely unless subsequently registered under the Securities Act of 1933 or unless an exemption from such registration is available.

     4.4 Binding Obligation. The execution and delivery of this agreement and the transaction contemplated by this agreement have been approved by all necessary corporate action on the part of Buyer, or will be so approved prior to the Closing, and this agreement constitutes the binding obligation of Buyer, enforceable in accordance with its terms, subject to the laws relating to bankruptcy, insolvency and the relief of debtors applicable to creditors generally and to laws limiting the availability of equitable remedies.




                                       V.
                   SELLING PARTIES' OBLIGATIONS BEFORE CLOSING

     Selling  Parties  covenant that from the date of this  agreement  until the
Closing:

     5.1 Buyer's Access to Premises. Buyer and its representatives shall have full access during normal business hours to all premises, inventories and equipment of Corporation. Corporation shall make available to Buyer and its representatives all information, records and documents regarding the business, premises, inventories and equipment that Buyer may reasonably request.

     5.2 Conduct of Business. Corporation shall carry on its business and activities diligently and in substantially the same manner as they previously have been carried on and shall not make or institute any unusual or novel methods of purchase, sale, lease, management or operation that vary materially from those methods currently used by Corporation.

     5.3 Preservation of Business and Relationships. Corporation will use its best efforts to preserve its business organization intact and to preserve its relationships with suppliers, customers, principals and others having business relationships with it.

     5.4 New Transactions. Corporation shall not, without Buyer's written consent, enter into any contract, commitment or transaction other than in the usual and ordinary course of its business.

     5.5 Existing Agreements. Corporation shall not, without Buyer's written consent, modify, amend, cancel or terminate any of its existing contracts or agreements, or agree to do so.

     5.6 Consents. Selling Parties shall use their best efforts to obtain any consents that are necessary to the consummation of the transaction described in this agreement.

                                       VI.
                       BUYER'S OBLIGATIONS BEFORE CLOSING

     6.1 Information to be Held in Confidence. Buyer agrees that, unless and until the Closing has been consummated, it and its representatives will hold in strict confidence, and will not use to the detriment of Selling Parties, all information with respect to Corporation's business obtained in connection with this transaction or agreement and, if the transaction contemplated by this agreement is not consummated, will return to Selling Parties any and all such data and information.

     6.2 Cooperation in Securing Consents. Buyer will use its best efforts to assist Selling Parties in obtaining the consents of all necessary persons, entities and agencies to the consummation of the transaction described in this agreement.


                                      VII.
                   CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

     7.1 Introduction. The obligation of Buyer to purchase the Stock under this agreement is subject to the satisfaction, at or before the Closing, of all the conditions set out in this Article VII. Buyer may waive any or all of these conditions in whole or in part without prior notice, and no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Corporation or Sellers shall be in default of any of its or their representations, warranties or covenants in this agreement.

     7.2 Accuracy of Sellers' Representations and Warranties. Except as otherwise permitted by this agreement, all representations and warranties of Sellers in this agreement, or in any written statement that shall be delivered to Buyer by Sellers under this agreement, shall be true and correct on and as of the Closing Date as though made on and as of that time.

     7.3 Performance by Selling Parties. Selling Parties shall have performed, satisfied and complied with all covenants, agreements and conditions required by this agreement to be performed or complied with by them, or any of them, on or before the Closing Date.

     7.4 Absence of Adverse Changes. During the period from the date of this agreement to the Closing Date, there shall not have been a material adverse change in Corporation's financial condition or results of operations, and Corporation shall not have sustained a material loss of or damage to its assets, whether or not insured, that materially affects its ability to conduct its business.

     7.5 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

     7.6 Corporate Approval. The execution and delivery of this agreement by Sellers and Corporation, and the performance of Sellers' and Corporation's respective obligations under it, shall have been duly authorized by all necessary corporate action, and Buyer shall have received copies of all resolutions or actions pertaining to that authorization.

     7.7 Consents. All necessary agreements and consents of any parties to the consummation of the transaction contemplated by this agreement, or otherwise pertaining to the matters covered by this agreement, shall have been obtained by Selling Parties and delivered to Buyer.

     7.8 Results of Buyer's Investigation of Corporation. Buyer shall be satisfied with the results of its investigation of Corporation and Corporation's business and affairs.

                                      VIII.
              CONDITIONS PRECEDENT TO SELLING PARTIES' PERFORMANCE

     8.1 Introduction. The obligations of Sellers to sell and transfer the Stock under this agreement, and the obligations of Corporation, are subject to the satisfaction, at or before the Closing, of all of the following conditions. Selling Parties may waive any or all of these conditions in whole or in part without prior notice, and no such waiver by a Selling Party shall constitute a waiver by it of any of its other rights or remedies at law or in equity if Buyer should be in default of any of its representations, warranties or covenants under this agreement.

     8.2 Accuracy of Buyer's Representations and Warranties. All representations and warranties by Buyer contained in this agreement or in any written statement delivered by Buyer under this agreement shall be true and correct on and as of the Closing Date as though made on and as of that date.

     8.3 Buyer's Performance. Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions it is required by this agreement to perform, comply with or satisfy before or at the Closing.

     8.4 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this agreement, shall have been instituted or threatened on or before the Closing Date.

     8.5 Consents. All necessary agreements and consents of any parties to the consummation of the transaction contemplated by this agreement, or otherwise pertaining to the matters covered by it, shall have been obtained.

                                       IX.
                                   THE CLOSING

     9.1 Time and Place. The transfer of the Stock by Sellers to Buyer (the "Closing") shall take place at the principal office of Buyer, 48499 Milmont Drive, Fremont, California 94538, U.S.A., at 2:00 p.m., local time, on January 19, 2006, or at such other time and place as the parties may agree to in writing. The term "Closing Date" shall mean January 19, 2006 unless the parties specify another date for the consummation of the purchase and sale of the Stock, in which case "Closing Date" shall mean such other date.

     9.2 Sellers' Obligations at Closing. At the Closing, Sellers shall deliver to Buyer the following instruments, in the form and substance satisfactory to Buyer, against delivery of the items specified in Section 9.3:

     (1) Assignments of the Stock duly executed by Sellers (Sellers shall deliver certificates representing the Stock, duly registered in Buyer's name, to Buyer no later than six weeks after the Closing.);

     (2) Evidence, satisfactory to Buyer, that the Real Property has been assigned the Alex Tsao, for the benefit of Buyer, as collateral for Sellers' obligations under Section 10.2 below, that the assignment, substantially in the form of Exhibit E to this agreement, has been duly registered with the Department of Land Administration and that the interest in the Real Property held by Mr. Tsao for the benefit of Buyer is subject to no liens or encumbrances; and

     (3) The immediately effective resignations of two of Corporation's directors and supervisor designated by Buyer and the documents necessary to reconstitute SKI's board of directors so that it consists of five members, two of whom are persons initially designated by SKI's current board, who shall be Wei-Lun Chang and Yih-Shin Chen and three of whom are persons initially designated by Buyer, which shall be Alex Tsao, Jasper Knabb and Stephen Durland.

     9.3 Buyer's Obligations at Closing. At the Closing, Buyer shall deliver to Sellers the Cash Consideration and the Share Consideration, allocated among Sellers as provided in Section 2.2 above.

                                       X.
                       SELLERS' OBLIGATIONS AFTER CLOSING

     10.1 Sellers' Indemnity. Sellers shall jointly and severally indemnify, defend and hold harmless Buyer and Corporation against and in respect of any and all claims, including interest, penalties and reasonable attorneys' fees, that Buyer or Corporation shall incur or suffer, that arise or result from or relate to a breach of or failure by Sellers to perform any of their representations, warranties, or covenants in this agreement or in any schedule, certificate, exhibit or other instrument to be furnished by Sellers under this agreement.

     10.2 Buyer's Contingent Right of Rescission. If (i) the gross revenue of Corporation, determined in accordance with generally accepted accounting principles applicable to companies in the United States ("US GAAP"), consistently applied, is less than (US) $2,500,000 for any of the first four calendar quarters commencing with the calendar quarter ending March 31, 2006, or
(ii) Corporation's net income, determined in accordance with US GAAP, consistently applied, is less than (US) $1 for any of the first four calendar quarters commencing with the calendar quarter ending March 31, 2006, Buyer may rescind its purchase of the Stock by notifying Sellers of its election to do so within 30 days of receiving notice from Sellers that the condition set forth in clause (i) or the condition set forth in clause (ii) has been satisfied, or within 30 days of an executive officer of Buyer becoming aware that either such condition has been satisfied, whichever occurs first. Corporation shall maintain accurate books and records and shall provide Buyer with monthly income statements and balance sheets, prepared in accordance with US GAAP, within 30 days of the end of each month during the first year following the Closing or until Buyer exercises its right of rescission in this section, whichever occurs first. If Buyer exercises its right of rescission, it shall promptly tender the Stock to Sellers (against return by Sellers of the Cash Consideration and the Share Consideration), and Sellers shall promptly return the Cash Consideration and the Share Consideration to Buyer. To secure Sellers' obligation to return the Cash Consideration to Buyer in the event Buyer rescinds its purchase of the Stock pursuant to this section, Sellers shall provide Buyer with the Real Property collateral described in Section 9.2(2) above. To facilitate the return of the Share Consideration in the event Buyer rescinds its purchase of the Stock pursuant to this section, Sellers shall deposit the Share Consideration with an escrow holder in Taipei, Taiwan, Republic of China at the time of the Closing, together with executed stock powers executed and escrow instructions signed by Sellers and Buyer, in form reasonably satisfactory to Sellers and Buyer. The escrow holder shall be selected by Sellers and Buyer prior to the Closing and shall be compensated by Buyer. The parties shall not unreasonably withhold their approval of the escrow holder and the escrow instructions.

     10.3 Contingent Adjustment of Purchase Price. If Corporation's gross revenue from operations for the first 12 calendar months following the Closing is less than (US)$12,000,000, determined in accordance with US GAAP, consistently applied, and provided that Buyer does not rescind its purchase of the Stock pursuant to Section 10.2, the purchase price of the Stock shall be reduced by the same percentage as the percentage revenue shortfall, and Sellers shall promptly transfer to Buyer additional shares of Corporation stock so that the total number of shares acquired by Buyer under this agreement will be the number of shares that the purchase price specified in Section 2.1 above would have purchased at the Closing if the price per share of Stock had been the adjusted price determined in accordance with this section rather than the original price per share as specified in Section 2.1

                                       XI.
                        BUYER' OBLIGATIONS AFTER CLOSING

     1.1 Buyer's Indemnity. Buyer shall indemnify, defend and hold harmless Sellers against and in respect of any and all claims, including interest, penalties and attorneys' fees, they may incur by reason of Buyer's breach of or failure to perform any of Buyer's representations, warranties or covenants in this agreement.

                                      XII.
                                  MISCELLANEOUS

     12.1 Effective Date. This agreement is effective as of January 1, 2006 for purpose of Financial Statement Consolidation.

     12.2 Brokers' Fees. Each party represents that it has dealt with no broker or finder in connection with any transaction contemplated by this agreement; and as far as he or it knows, no broker or other person is entitled to any commission or finder's fee in connection with these transactions. Sellers and Buyer each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

     12.3 Expenses. Each party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this agreement and in carrying out the transactions contemplated by this agreement.

     12.4  Headings.  The subject  headings of the articles and sections of this
agreement  are  included  for   convenience   only  and  shall  not  affect  the
construction or interpretation of any of its provisions.

     12.5 Entire Agreement; Modification; Waiver. This agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this agreement shall be binding unless executed in writing by all the parties. No waiver of the provisions of this agreement shall be deemed, or shall constitute, a waiver of any provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     12.6 Counterparts. This agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.7 Parties in Interest. Nothing in this agreement, whether express or implied, is intended to (i) confer any rights or remedies under or by reason of this agreement on any persons other than the parties to it and their respective successors and assigns; (ii) relieve or discharge the obligation or liability of any third person to any party to this agreement; or (iii) give any third person any right of subrogation or action against a party to this agreement.

     12.8 Assignment. This agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns; provided, however, that Buyer may not assign their rights under this agreement.

     12.9 Specific Performance. Each party's obligations under this agreement are unique. If a party should default in its obligations under this agreement, it would be extremely impracticable to measure the resulting damages. Accordingly, the non-defaulting party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each party waives the defense that a remedy in damages would be adequate.

     12.10 Litigation Costs. If a legal action, arbitration or other proceeding is brought for the enforcement of this agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with this agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     12.11 Nature and Survival of Representations and Obligations. All representations, warranties, covenants and agreements of the parties contained in this agreement, or in any instrument, certificate, opinion or other writing provided for in it, shall survive the Closing.

     12.12 Notices. All notices, requests, demands and other communications under this agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally upon the party to whom the communication is to be given, or on the second day after mailing if mailed to the party to whom the communication is to be given by first-class, certified mail, postage prepaid, and properly addressed as follows:

 To Sellers or Corporation at:  No. 19-3 Ting-Tien-Liao, Hsien-Jen-Li,
                                Tamsu, Taipei, Taiwan R.O.C.

                  To Buyer at:  48499 Milmont Drive,
                                Fremont, CA  94538 U.S.A.

A party may change his or its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

     12.13 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts that are executed and performed entirely in California.

     12.14 Severability. If a provision of this agreement is held invalid or unenforceable, all other provisions of this agreement shall be construed to remain fully valid, enforceable and binding on the parties.

     12.15 Venue. Any legal action arising from or related to this agreement shall be brought and maintained in the Federal District Court for the Northern District of California.

     IN WITNESS WHEREOF, the parties to this agreement have duly executed this agreement on the date and year first above written.


                                     BUYER:

                                     Pegasus Wireless Corp.

                                     By: /s/Alex Tsao
                                         ---------------------------------------

                                     Title: Chief Executive Officer
                                            ------------------------------------



                                    SELLERS:

                                        /s/Wei-Lun Chang
                                        -----------------
                                        Wei-Lun Chang

                                        /s/Yih-Shin Chen
                                        -----------------
                                        Yih-Shin Chen

                                        /s/Li-Yuan Huang
                                        -----------------
                                        Li-Yuan Huang

                                        /s/Ching-Wen Liu
                                        -----------------
                                        Ching-Wen Liu

                                        /s/King-Lung Tsai
                                        -----------------
                                        King-Lung Tsai


                                  CORPORATION:

                                 SKI Technologies, Inc.



                                   By: /s/Wei-Lun Chang
                                       ----------------------------------------

                                   Title: Chairman
                                          -------------------------------------

                                    EXHIBIT A

                               Schedule of Sellers


                                                            Percentage of Total
                                                            Purchase Price to be
Seller                      Shares Owned     Shares Sold    Received

Wei-Lun Chang                125,000          63,000         3.80090

Yih-Shin Chen                125,000          63,000         3.80090

Li-Yuan Huang                125,000          63,000         3.80090

Ching-Wen Liu                62,500           32,500         1.96078

Lightek Communication Co.,   1,376,500             0               0
Ltd.

King-Lung Tsai               1,436,000     1,436,000        86.63650



Total                        3,250,000     1,657,500        99.99998

                                    EXHIBIT B

                             SCHEDULE OF EXCEPTIONS


(To be prepared by Sellers prior to execution. See introduction to Article III.)

                                    EXHIBIT C

                       LIST OF TANGIBLE PERSONAL PROPERTY
                              OTHER THAN INVENTORY



(To be prepared by Sellers prior to execution.)

                                    EXHIBIT D

                       CORPORATION'S FINANCIAL STATEMENTS


                                 (See attached.)

                                    EXHIBIT E

                    ASSIGNMENT OF REAL PROPERTY AS COLLATERAL

                                 (See attached.)